Filed Pursuant to Rule 433

Registration No. 333-232144

Issuer:Barclays Bank PLC Tenor:Approximately 12 months AutoCallable Contingent Coupon Notes Fact Sheet | January 19, 2021 Hypothetical Payment at Maturity Reference Asset:The Common Stock of AT&T Inc. (Bloomberg ticker: “T UN <Equity>”) (the “Reference Asset”) Barrier Value:80.00% of the Initial Value Coupon Barrier Value:80.00% of its Initial Value Contingent Coupon Amount:$17.50 per quarter (based on a 7.00% per annum rate), to be determined on the Initial Valuation Date. Physical Delivery Amount and Fractional Share Amount: For the Reference Asset, (a) the Physical Delivery Amount is a number of shares of the Reference Asset equal to $1,000 divided by the Initial Value, rounded down to the nearest whole number and (b) the Fractional Share Amount is equal to the number of fractional shares resulting from dividing $1,000 by the Initial Value. Selected Structure Definitions Automatic Call: The notes cannot be redeemed for the first three months after the Issue Date. If, on any Call Valuation Date, the Closing Value of the Reference Asset is greater than or equal to the Call Value, the notes will be automatically redeemed and you will receive a cash payment per $1,000 principal amount of notes on the related Call Settlement Date equal to the Redemption Price. No further amounts will be payable on the notes after the Call Settlement Date. Contingent Coupons and Unpaid Coupon Amounts: Payment at Maturity: If the Closing Value of each Reference Asset on an Observation Date is greater than or equal to its respective Coupon Barrier Value, a Contingent Coupon will become payable on the related Contingent Coupon Payment Date. If a Contingent Coupon does not become payable with respect to an Observation Date (i.e., because the Closing Value of any Reference Asset on such Observation Date is less than its respective Coupon Barrier Value), the Contingent Coupon that would have otherwise been payable with respect to such Observation Date will become an “Unpaid Coupon Amount” On each Contingent Coupon Payment Date, if a Contingent Coupon is payable on such date, you will receive: the Contingent Coupon that is payable on such Contingent Coupon Payment Date; plus any Unpaid Coupon Amounts that have not already been paid on a previous Contingent Coupon Payment Date If a Contingent Coupon is not payable with respect to an Observation Date, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date, nor will you receive any Unpaid Coupon Amounts that accrued on any prior Observation Date If the Notes are redeemed prior to scheduled maturity, and if you hold the Notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount of notes (in addition to any Contingent Coupon and/or Unpaid Coupon Amounts that may be payable on such date) equal to: If the Final Value of the Reference Asset is greater than or equal to the Barrier Value, $1,000 per $1,000 principal amount note If the Final Value of the Reference Asset is less than the Barrier Value and we have not elected to exercise our physical settlement option, an amount calculated as follows: $1,000 + [$1,000 × Reference Asset Return of the Reference Asset] If (a) the Final Value of the Reference Asset is less than the Barrier Value and (b) we have elected to exercise our physical settlement option, you will receive, per $1,000 principal amount Note, (i) an amount of shares of the Reference Asset equal to the Applicable Physical Delivery Amount and (ii) a cash payment equal to the Applicable Fractional Share Amount multiplied by the Final Value of the Reference Asset If the notes are not redeemed prior to scheduled maturity, and if the Final Value of the Reference Asset is less than the Barrier Value, you will be fully exposed to the decline of the Reference Asset from the Initial Value. In such an event, if we elect to exercise our physical settlement option, the market value of the shares that you receive may be less than the amount of cash that you would have received had we not elected to exercise such option. You may lose up to 100.00% of the principal amount of your notes at maturity. The notes are not suitable for all investors. You should read carefully the accompanying Pricing Supplement (together with all documents incorporated by reference therein) for more information on the risks associated with investing in the notes. Any payment on the notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power, as further described in the accompanying Pricing Supplement. Redemption Price:$1,000 per $1,000 principal amount note that you hold, plus (i) the Contingent Coupon that will otherwise be payable on the Call Settlement Date and (ii) any Unpaid Coupon Amounts that have accrued but have not yet been paid. All terms that are not defined in this fact sheet shall have the meanings set forth in the accompanying preliminary pricing supplement dated January 15, 2021 (the 'Pricing Supplement'). All terms set forth or defined herein, including all prices, levels, values and dates, are subject to adjustment as described in the accompanying Pricing Supplement. In the event that any of the terms set forth or defined in this fact sheet conflict with the terms as described in the accompanying Pricing Supplement, the terms described in the accompanying Pricing Supplement shall control.

In addition to the summary risks and characteristics of the notes discussed under the headings above, you should carefully consider the risks discussed under the heading “Selected Risk Considerations” in the accompanying Pricing Supplement and under the heading “Risk Factors” in the accompanying prospectus supplement. Other Information This fact sheet is a general summary of the terms and conditions of this offering of notes. The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for this offering of notes. Before you invest, you should read carefully the full description of the terms and conditions of, and risks associated with investing in, the notes contained in the Pricing Supplement as well as the information contained in the accompanying prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement. The Pricing Supplement, as filed with the SEC, is available at the following hyperlink: https://www.creativeservices.barclays/docs/200007927/06741WPB0.pdf You may access the prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement by clicking on the respective hyperlink for each document included in the Pricing Supplement under the heading “Additional Documents Related To The Offering Of The Notes,” or by requesting such documents from the Issuer or any underwriter or dealer participating in this offering. We strongly advise you to carefully read these documents before investing in the notes. You may revoke your offer to purchase the notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to the Initial Valuation Date. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase of the notes. You may choose to reject such changes, in which case we may reject your offer to purchase the notes.